Exhibit (d)(3)

Altaris Health Partners V, L.P.
Altaris Health Partners V-A, L.P.
10 E. 53rd Street, 31st Floor
New York, NY 10022

December 15, 2022

Treadstone Parent Inc.
c/o Altaris, LLC
10 East 53rd Street, 31st Floor
New York, NY 10022

Re:          Equity Commitment

Ladies and Gentlemen:

Altaris Health Partners V, L.P., a Delaware limited partnership and Altaris Health Partners V-A, L.P., a Delaware limited partnership (the foregoing together, the “Investors”, and each of the Investors individually, an “Investor”), are pleased to offer, subject to and on the terms and conditions hereof, the Commitment (as defined below) to Treadstone Parent Inc., a Delaware corporation (“Parent”), which has been formed in connection with the entry into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Parent, Treadstone Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Trean Insurance Group, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined in this letter agreement shall have the meanings ascribed to such terms in the Merger Agreement.

1.
Each Investor, severally (and not jointly or jointly and severally) hereby agrees that, subject to and on the terms and conditions set forth in this letter agreement, such Investor shall, or shall cause one or more of its assignees permitted by the terms and conditions of this letter agreement to, contribute to Parent the amount set forth beside such Investor’s name on Schedule A hereto (for each Investor, such Investor’s “Commitment”), solely for the purpose of allowing Parent and/or Merger Sub to fund, along with the Company Cash on Hand, (i) the payment of the aggregate Transaction Consideration for the acquisition or conversion of all shares of Company Common Stock (other than the Cancelled Shares) pursuant to the Merger (assuming no Dissenting Shares) and all consideration payable pursuant to the Merger Agreement in respect of Company Stock Awards, in each case, to the extent required to be paid pursuant to Sections 2.1 and 2.3 of the Merger Agreement (as applicable) and (ii) the payment of all fees and expenses required to be paid by Parent or Merger Sub at the Closing in connection with the transactions contemplated by the Merger Agreement (clauses (i) and (ii), collectively, the “Transaction Payments”).  Each Investor may effect its contribution of the Commitment to Parent directly or indirectly through one or more affiliated entities, and any Investor may allocate a portion of the Commitment to co-investors, including such Investor’s Affiliates, provided that such allocation shall not relieve such Investor of its obligations hereunder and such Investor shall remain liable for any portion of its Commitment not actually funded by such co-investor.  No Investor shall, under any circumstances, be obligated to contribute to Parent more than such Investor’s respective Commitment (and only on and subject to the terms and conditions contained herein), and the cumulative liability of each Investor under this letter agreement shall not exceed such Investor’s respective Commitment.  The amount of the Commitment to be funded by each Investor under this letter agreement at or immediately prior to the Closing may be reduced pro rata on a dollar-for-dollar basis (a) for the amount of purchases, directly or indirectly, by co-investors (including Affiliates of each Investor), of equity securities of Parent solely for the purpose of funding a portion of the Transaction Payments and (b) as agreed to by the Investors in the event that Parent does not require such amount to fund a portion of the Transaction Payments; provided, in each case, that any such reduction shall occur solely in connection with the Closing and the simultaneous payment of all Transaction Payments required to be paid by Parent and/or Merger Sub.  In no event shall any Investor or its permitted assignees have any obligation to contribute or otherwise provide any funds to Parent, the Company or any other Person, except as provided in this letter agreement or in the Limited Guarantee, subject to the terms, conditions and limitations set forth herein and therein, as applicable.

2.
Each Investor’s several (and not joint or joint and several) obligation under this letter agreement to, or to cause one or more of its assignees permitted by the terms and conditions of this letter agreement to, fund its respective Commitment is subject to (a) the execution and delivery of the Merger Agreement by the parties thereto, (b) the satisfaction or waiver (to the extent permitted by the Merger Agreement) of each of the conditions to Parent and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement set forth in Sections 6.1 and 6.2 thereof (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), and (c) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement.  For the avoidance of doubt, the obligations of Parent under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this letter agreement shall amend, modify, or waive any of the terms of the Merger Agreement or any defenses that Parent may have to any assertion of liability or obligation against it under the Merger Agreement.

3.
Each Investor’s obligation under this letter agreement to, or to cause one or more of its assignees permitted by the terms and conditions of this letter agreement to, fund its respective Commitment shall automatically and immediately terminate upon the earliest to occur of (a) the consummation of the Closing and the payment of the Transaction Payments in accordance with the Merger Agreement (at which time the obligation shall be discharged in full), (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the valid termination of the Limited Guarantee in accordance with its terms, (d) a Chosen Court (as defined below) having declined in a final and non-appealable decision to specifically enforce the obligations of Parent and/or Merger Sub to cause the Commitment to be funded or to effect the Closing pursuant to a claim of specific performance or other equitable relief brought against Parent and/or Merger Sub pursuant to Section 8.5 of the Merger Agreement or (d) the Company or any of its Affiliates, Subsidiaries, officers or Non-Recused Directors, or any other Person acting on behalf or at the request of the Company or any of its Affiliates, Subsidiaries, officers or Non-Recused Directors, filing any claim or action against any Investor or any Investor Affiliate (as defined below) in connection with the Merger Agreement, this letter agreement, the Limited Guarantee or any transaction contemplated hereby or thereby, other than as expressly permitted by Section 6 of this letter agreement, Sections 3(b) and 8 of the Limited Guarantee, Section 2 or 18 of the Support Agreement, and the Confidentiality Agreement.  For purposes of this Agreement, “Affiliates” of the Company shall not include the Sponsor, the Specified Stockholders and their respective controlled Affiliates (other than the Company and its Subsidiaries).

4.
Neither the rights nor the obligations of the Company, any Investor or Parent under this letter agreement may be assigned, transferred or delegated, in whole or in part, directly or indirectly, by operation of Law or otherwise, without the prior written consent of the Company (as a third-party beneficiary hereof), each Investor and Parent, except as provided in the following sentence, and any attempted assignment, transfer or delegation thereof shall be null and void and of no force or effect.  Notwithstanding the foregoing, the obligation of any Investor under this letter agreement to fund one or more portions of its respective Commitment may be assigned by such Investor to any equity co-investor and/or its Affiliates and affiliated funds; provided that any such assignment  shall not relieve such Investor of its obligations under this letter agreement and such Investor shall remain liable for any portion of its Commitment not actually funded by such co-investor or Affiliate.  This letter agreement (including any document or instrument delivered in connection herewith), together with the Limited Guarantee, the Merger Agreement, the Support Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this letter agreement or any of the foregoing specifically identified documents.

5.
Notwithstanding anything to the contrary that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person, other than the Investors and their respective permitted assigns, has liabilities, commitments or other obligations hereunder and that, notwithstanding that each Investor is a limited partnership, no Person has any remedy, recourse or right of recovery hereunder (or any document or instrument delivered in connection herewith or in connection with the Merger Agreement) or in respect of any oral or written representation made or alleged to be made in connection herewith (or therewith) against, or contribution hereunder from, any Investor Affiliate (as defined below), through any Investor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Investor, Parent or Merger Sub against any Investor or any Investor Affiliate, or otherwise.  For purposes of this letter agreement, the term “Investor Affiliate” means any past, present or future director, officer, employee, incorporator, member, general or limited partner, manager, direct or indirect equityholder, management company, controlling Person, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Investor or of any of the foregoing (it being understood that the term Investor Affiliate shall not include any Investor, Parent or Merger Sub or any of their respective permitted assigns (in their capacity as such)).  For the avoidance of doubt, neither Investor nor any Investor Affiliate is a party to, or has any obligations under, the Merger Agreement.  Without limiting the generality of this Section 5, Parent shall not have any remedies against any Investor or any Investor Affiliate for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at Law, in equity, based on contract, tort or otherwise) arising under or in connection with any breach of the Merger Agreement or the failure of the transactions contemplated thereby to be consummated or otherwise in connection with the transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith; provided, however, that the foregoing shall not limit Parent’s or the Company’s rights and remedies (i) to enforce the express terms of this letter agreement against the Investors pursuant to and to the extent permitted by Section 6 or (ii) against any Investor pursuant to the Limited Guarantee.

6.

a)
Except as otherwise set forth in Section 6(b), (i) the Permitted Claims (as defined in the Limited Guarantee), and (ii) the remedies of the Company under the Confidentiality Agreement and the Support Agreement against the counterparties thereto, shall be the sole and exclusive remedies available to the Company and all of its Affiliates and equityholders against any Investor or any Investor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, whether or not Parent’s breach is caused by any Investor’s breach of its obligations under this letter agreement.  Except as otherwise set forth in Section 6(b), this letter agreement is solely for the benefit of Parent and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any Person other than Parent.  Except as set forth in Section 6(b), this letter agreement may only be enforced by Parent.  In no event shall any of Parent’s creditors have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

b)
The Company is hereby made a third party beneficiary of this letter agreement solely for the purpose and to the extent of the Company seeking specific performance of the rights granted to Parent hereby to cause each Investor to fund its respective Commitment to the extent that the conditions to the funding of such Commitment set forth in Section 1 hereof are satisfied and the Company is expressly permitted to do so by Section 8.5 of the Merger Agreement and for no other purpose whatsoever (including, without limitation, any claim for monetary damages hereunder or under the Merger Agreement or any other document or instrument delivered in connection therewith or based on any theory, whether in law, equity, contract or tort), provided, that the Company may not directly enforce the Investors’ obligations to fund their respective Commitments unless the Company has been granted from a court of competent jurisdiction a final and non-appealable order of specific performance or similar injunctive relief against Parent or Merger Sub pursuant to, and in accordance with, Section 8.5 of the Merger Agreement, requiring Parent to cause the Investors to fund their respective Commitments.

c)
The exercise by Parent or the Company of any right to enforce this letter agreement pursuant to this Section 6 does not give rise to any other remedies, monetary or otherwise, such remedies being limited, as described in this letter agreement, to those provided under the Merger Agreement and this letter agreement.

7.
Other than as required by Law or the rules of any national securities exchange or in connection with the enforcement of, or any claims or causes of action related to or arising in connection with, this letter agreement in accordance with the terms hereof or the Merger Agreement, each of the parties hereto agrees that it will not, nor will it permit its respective advisors or Affiliates to, disclose to any Person the contents of this letter agreement, other than to the respective advisors or Affiliates of the parties hereto (including, as regards any Investor, such Investor’s Investor Affiliates), which advisors or Affiliates (or, as regards any Investor, such Investor’s Investor Affiliates) shall be required to maintain the confidentiality of this letter agreement in accordance herewith.  Without limiting the foregoing, each Investor and Investor Affiliate shall have the right to make such disclosures as are required by any Governmental Entity having jurisdiction over such Investor or its Investor Affiliates, and such Investor or Investor Affiliate shall not be required to provide any notice of such disclosure.

8.
Each Investor hereby represents and warrants to Parent severally (and not jointly or jointly and severally) as to itself that: (a) such Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and such Investor has all requisite organizational power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement have been duly and validly authorized by all necessary action and do not contravene any provision of such Investor’s partnership agreement or similar organizational documents or any Law or contractual restriction binding on such Investor or its assets, (c) except for such consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity contemplated by the Merger Agreement to be obtained or made after the date hereof, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement, (d) this letter agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception, (e) such Investor has, and will continue to have for so long as this letter agreement shall remain in effect, sufficient liquid and unencumbered assets and the financial capacity to pay and perform its obligations under this letter agreement, and (f) such Investor’s Commitment is less than the maximum amount that such Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise.

9.
This letter agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.
Each of the parties hereto irrevocably agrees that any legal suit, action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively, the “Chosen Courts”).  Each of the parties hereto hereby irrevocably submits with regard to any such suit, action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this letter agreement or the transactions contemplated thereby in any court other than the Chosen Courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding with respect to this letter agreement, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such Chosen Court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this letter agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.  To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to process being served by any party hereto in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.7 of the Merger Agreement (and the address for delivery to each Investor shall be the address for Parent as set forth in Section 8.7 of the Merger Agreement).

11.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.
This letter agreement may not be amended, and no provision of this letter agreement may be waived or modified, without the prior written consent of each party hereto and the Company (as a third-party beneficiary hereof), and any attempted amendment, waiver or modification hereof without such prior written consent shall be null and void and of no force or effect.

13.
This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties.  Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

14.
For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board of Directors, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees.

[signature page follows]

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

INVESTORS:

ALTARIS HEALTH PARTNERS V, L.P.

By: AHP V GP, L.P., its general partner
By: Altaris Partners, LLC, its general partner

By:	/s/George Aitken-Davies
Name:	George Aitken-Davies
Title:	Authorized Signatory

ALTARIS HEALTH PARTNERS V-A, L.P.

By: AHP V GP, L.P., its general partner
By: Altaris Partners, LLC, its general partner

By:	/s/George Aitken-Davies
Name:	George Aitken-Davies
Title:	Authorized Signatory

Accepted and agreed as of
the date first written above:

PARENT:

TREADSTONE PARENT INC.

By:	/s/ Daniel Tully
	Name:	Daniel Tully
	Title:	Authorized Signatory

Schedule A

Investor	Commitment
Altaris Health Partners V, L.P.	$119,315,000
Altaris Health Partners V-A, L.P.	$55,685,000
Total:	$175,000,000